AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 2002
                         Registration No.  333-________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ____________________

                                 FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ____________________

                                 MPTV, INC.
               (Name of Small Business Issuer in Its Charter)

           Nevada                       6532                    88-0222781
(State or Jurisdiction of     (Primary Standard Industrial (I.R.S. Employer
Incorporation or Organization) Classification Code Number) Identification No.)

                      92 Corporate Park, Suite C-310
                         Irvine, California 92606
                             (949)  260-1822
         (Address and Telephone Number of Principal Executive Offices)

                      92 Corporate Park, Suite C-310
                         Irvine, California 92606
(Address of Principal Place of Business or Intended Principal Place of Business)

                              Hurley C. Reed
                          Chief Executive Officer
                                 MPTV, INC.
                       92 Corporate Park, Suite C-310
                         Irvine, California  92606
                             (949)  260-1822
           (Name, Address and Telephone Number of Agent for Service)

                                 Copy to:

                           Cathryn S. Gawne, Esq.
                              Vinita Bali, Esq.
                          Silicon Valley Law Group
                       152 N. Third Street, Suite 900
                         San Jose, California  95112
                        Telecopier No: (408) 286-1400

Approximate Date of Proposed Sale to Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            CALCULATION OF REGISTRATION FEE

 Title of each class       Amount to be    Proposed          Proposed                  Amount of
 of securities to be        registered     maximum           maximum               registration fee
      registered                           Offering price    aggregate offering
                                           per unit (1)      price (1)
----------------------    --------------   --------------    ------------------    ----------------
Common Stock,              100,000,000          $   0.01       $   1,000,000         $    92.00
$0.01 par value (2)            shares

Common Stock,
$0.01 par value (3)        402,000,000          $   0.01       $   4,020,000         $   369.84
                               shares
Common Stock,
$0.01 par value (4)        218,020,909          $   0.01       $   2,180,209         $   200.58
                               shares
                          --------------   --------------    ------------------    ----------------
Total                      720,020,909                         $   7,200,209         $   662.42
                          ==============                     ==================    ================

(1) Calculated in accordance with Rule 457(c).

(2) Offered by us.

(3) Offered by the persons named in this prospectus as Selling Stockholders.

(4) Offered by our shareholders pursuant to the one-for-one stock dividend declared by us on January 21, 2002 and paid on January 25, 2002.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                    Subject to Completion, August 1, 2002

                                MPTV, INC.

                    720,020,909 SHARES OF COMMON STOCK

     This Prospectus relates to 720,020,909 shares of our common stock, of which up to 620,020,909 shares may be offered by the persons named in this Prospectus as selling stockholders. The shares of our common stock may be sold directly or through brokers or dealers. The 620,020,909 shares may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the Over-the-Counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of the sale or negotiated prices. Up to 100,000,000 shares of our common stock are being sold by us, on a self-underwritten, best efforts basis with no minimum. Our offering will commence on the date of this prospectus and will continue until the earlier of July 31, 2004, or until all of the shares offered are sold, or until we otherwise terminate the offering.

     Our common stock is listed on the NASD O-T-C Market Bulletin Board under the symbol "MPTT". On July 24, 2002, the last sale price of our common stock on the O-T-C Market Bulletin Board was $0.01 per share.
                           ______________________

     See "Risk Factors" beginning on page 7 for a discussion of material issues to consider before purchasing our common stock.
                           ________________________

     We will provide the specific terms of the securities offered in a supplement of this prospectus. You should read this prospectus and the supplement carefully before you invest.
                           ________________________

     We may offer the securities directly or through underwriters, agents or dealers. The supplement will describe the terms of that plan of distribution. The section of this prospectus entitled "Plan of Distribution" also provides more information on this topic.
                           ________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _________, 2002.

                            TABLE OF CONTENTS
                                                            Page

Prospectus Summary                                             5
About This Prospectus					               5
Risk Factors								   7
Use of Proceeds						              13
Price Range of Common Stock and Dividend Policy			  13
Capitalization								  15
Selected Consolidated Financial Data                          16
Management's Discussion and Analysis of  Financial
  Condition and Results of Operations                         17
Business							              22
Management						                    29
Related Party Transactions						  32
Principal Stockholders		      				  32
Selling Shareholders			                          33
Description of Capital Stock						  34
Plan of Distribution							  35
Legal Matters								  37
Experts									  37
Where You Can Find Additional Information				  37
Financial Statements		                                38

     You should rely only on the information contained in this prospectus and its supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, "MPTV", "we", "us" and "our" refer to MPTV, Inc., a Nevada corporation, and its wholly owned subsidiaries, Consolidated Resort Enterprises, Inc., a California corporation, and Continental Resort Services, Inc., a California corporation.

      All trademarks, service marks or tradenames referred to in this prospectus are the property of their respective owners.

                              PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS CERTAIN ASPECTS OF OUR BUSINESS AND THIS OFFERING,
BUT YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING BUT NOT LIMITED TO THE INFORMATION SET FORTH UNDER "RISK FACTORS", BEFORE MAKING AN
INVESTMENT DECISION.

                            ABOUT THIS PROSPECTUS

                                Our Business

     We develop, market and manage timeshare resort properties. Our principal asset is a majority interest in Lake Trop, LLC, a limited liability company that owns a multi-million dollar resort property called "Lake Tropicana," located in Las Vegas, Nevada. We also intend to develop additional properties elsewhere.

     All outstanding share numbers in this prospectus give effect to a one-for-ten reverse stock split effected on January 14, 2002, and a one-for-one stock dividend declared on January 21, 2002 and paid on January 25, 2002.

                                THE OFFERING


Common stock offered by us      100,000,000 shares of common stock,
                                          $0.01 par value.

Common stock offered by
  selling shareholders          620,020,909 shares of common stock,
                                          $0.01 par value.

Common stock to be
outstanding after this	        943,820,945 shares
Offering

Use of proceeds	              Proceeds we receive from the issuance of
                                the shares sold by us will be used for the renovation of our Lake Tropicana timeshare resort, expansion of our timeshare business, possible acquisitions and for working capital and general corporate purposes.
                                We will not receive any proceeds from the sale of the 620,020,909 shares of common stock to be sold by the selling stockholders.

O-T-C Market Bulletin Board symbol:		             "MPTT"

                           SUMMARY FINANCIAL DATA

Statement of Operations Data:
                               Year Ended      Quarter Ended
			          December 31, 2001  March 31, 2002
                              -------------    --------------
Revenue                       $     15,000     $           0

Expenses

  General, administrative
  and consulting              $  2,715,450         1,577,651

  Interest                         695,976           140,593
                              -------------     -------------
  Total expenses              $  3,411,426      $  1,718,244
                              -------------     -------------
Net loss                      $ (3,396,426)     $ (1,718,244)
                              =============     =============

Net loss per share            $      (0.01)     $      (0.01)
                              =============     =============
Weighted average number
 of shares outstanding        1,605,057,173      435,578,160
                              =============     =============


Balance Sheet Data:
                                           March 31, 2002
                                         ------------------
  Total Assets                             $   11,329,611
  Total Liabilities                           (10,890,368)
                                           ---------------
  Total Shareholders' Equity               $      439,243
                                           ===============

                              RISK FACTORS

WE HAVE SUFFERED LOSSES SINCE INCEPTION AND ARE IN IMMEDIATE NEED OF FUNDING TO SERVICE DEBT AND SUSTAIN OUR OPERATIONS.

     Our recurring losses from operations show a need for additional funding that raises substantial concerns about our ability to continue as a going concern. We have incurred cumulative net losses of $54,315,900 since our inception, and are also in default on certain of our secured and unsecured notes payable. In the event that we cannot refinance or renegotiate these notes, we may be subject to collection actions and foreclosure proceedings on our property currently being held for timeshare development. We require capital to conduct our timeshare unit development and marketing activities, and for operating expenses, interest and note obligations. Our ability to continue as a going concern is dependent upon our ability to obtain outside financing through the issuance of either equity or debt securities and, ultimately, upon future development of our timeshare resort. We are currently attempting to raise funds through sales of equity or debt securities, but there can be no assurances that any such sales will be successfully consummated or, if so, that this will meet all of our future capital requirements. If additional funds are required, we may offer additional or other securities for sale or attempt to secure financing from banks or other financial institutions. If significant indebtedness is then outstanding, our ability to obtain additional financing will be adversely affected. If and to the extent we incur indebtedness, debt service requirements will have a negative effect on earnings.

    Further, if we are unable to service our indebtedness and to renew or refinance such obligations on a continuing basis, our ability to operate profitably will be materially threatened. No assurance can be given that we will be able to obtain additional funds from any source on satisfactory terms, if at all.

    The availability of equity and debt financing to us is also affected by, among other things, domestic and world economic conditions and the competition for funds as well as our perceived ability to service such obligations should any such financing be consummated. Rising interest rates might affect the feasibility of debt financing that is offered. Potential investors and lenders will be influenced by their evaluations of us and our prospects and comparisons with alternative investment opportunities. There can be no assurance that we will be able to obtain financing on acceptable terms, if at all.

    These conditions give rise to substantial doubt about our ability to continue as a going concern. Our financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

DEVELOPMENT OF THE RESORT HAS BEEN DELAYED

    We commenced the development of the Lake Tropicana timeshare resort in 1994. However, the first phase of the renovation was suspended due to liquidity and other financial concerns, and has yet to be completed. Management currently anticipates that the first phase will be completed by the end of September, 2002, subject to obtaining required permits and financing, and that the remainder of the renovation will occur in a number of phases over the succeeding twelve months. Although marketing of the timeshare units in Lake Tropicana commenced in July 1997, it was suspended in December 1997. A failure by us to successfully complete our development, construction, redevelopment, conversion, acquisition and expansion activities may have a material adverse effect on our results of operations.

OUR STOCK IS SUBJECT TO "PENNY STOCK" RULES WHICH COULD MAKE TRADING MORE DIFFICULT AND VOLATILE.

    The trading price of our Common Stock is less than $5.00 per share. Therefore, trading in the Common Stock is subject to the requirements of Rule 15c2-6 and/or Rule 15g-9 promulgated under the Exchange Act. Under such Rules, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Securities and Exchange Commission, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exemptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit our ability and the ability of our shareholders to market and sell securities in the secondary market.

OUR OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATIONS.

    Our marketing and sales of timeshare units will be subject to extensive regulations by the federal and government and the regulatory authorities of the State of Nevada in which timeshare units are marketed and sold. We may be subject to regulation on a federal level under the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which we are or may be subject includes the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Interstate Land Sales Full Disclosure Act, Telephone Consumer Protection Act, Telemarketing and Consumer Fraud and Abuse Prevention Act, Fair Housing Act and the Civil Rights Act of 1964 and 1968. We are or may be subject to laws that regulate our activities such as real estate licensure, exchange program registration, anti-fraud laws, telemarketing laws, prize, gift and sweepstakes laws, and labor laws. Any failure to comply with applicable laws or regulations could have a material adverse effect on us.

    As property developers, we may be subject to liability with respect to construction defects discovered or repairs made by future owners of our property. Pursuant to such laws, future owners may recover from us amounts in connection with the repairs made to the developed property.

    We are or may be subject to various federal, state, local and foreign environmental, health, safety and land use laws, ordinances, regulations and similar requirements (collectively, "Environmental Laws"). Pursuant to these Environmental Laws, a current or previous owner or operator of real property may be required to investigate and clean up hazardous or toxic substances or wastes or releases of petroleum products or wastes at such property, and may be held liable to a governmental entity or to third parties for associated damages and for investigation and substantial clean-up costs incurred by such parties in connection with the contamination. Such laws may impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants.

    Once we have developed our property and made sales, if a buyer of a timeshare unit defaults on a mortgage receivable, we may foreclose and recover the underlying timeshare unit. However, we will incur relatively substantial costs in foreclosing on the timeshare unit, returning it to inventory and reselling it. In addition, we are subject to the costs and delays associated with the foreclosure process, and we can give no assurance that the value of the underlying timeshare units being foreclosed upon at the time of resale will exceed the purchase price of the defaulted loans, taking into consideration the costs of foreclosure and resale, or that the costs of any such foreclosures will not have a material adverse effect on our results of operations.

    It is possible that the timeshare units may be deemed to be a security as defined in Section 2(1) of the Securities Act of 1933, as amended. If the timeshare units were determined to be a security for such purpose, their sale would require registration under the Securities Act. We do not intend to do so in the future. If the sale of the timeshare units were found to have violated the registration provisions of the Securities Act, many purchasers of timeshare units would have the right to rescind their purchases of timeshare units; our business could be materially adversely affected if a substantial number of owners sought rescission.

WE HAVE SEVERAL COMPETITORS IN THE TIMESHARE RESORT MARKET, MOST OF WHOM HAVE GREATER FINANCIAL AND OTHER RESOURCES.

    Our timeshare resorts do not provide an exclusive solution for potential purchasers, and such purchasers may choose alternative timeshare resorts or vacation destinations. We face significant competition from many of the world's established and recognized lodging, hospitality, entertainment, vacation ownership companies as well as from buyers who later resell their vacation interests. Many of our competitors have much greater financial, marketing, personnel and other resources than we do and may be able to grow at a more rapid rate or more profitably as a result.

CHANGES IN THE ECONOMY MAY ADVERSELY AFFECT OUR OPERATIONS.

    Any downturn in general economic or industry conditions could decrease thedemand for vacation ownership units, impair our ability to collect our mortgagesreceivable and increase our costs.

    Any downturn in economic conditions or any price increases related to thetravel and tourism industry, such as higher airfares or increased gasoline prices, could depress discretionary consumer spending and have a material adverse effect on our business. Any such economic conditions, including recession, may also adversely affect the future availability of attractive financing rates for us or our customers and may materially adversely affect our business. Further, adverse changes such as an oversupply of timeshare units, a reduction in demand for such units, changes in travel and vacation patterns, changes in governmental regulation of the industry, increases in construction costs or taxes, and negative publicity for the industry, could have a material adverse effect on our operations.

WE ARE SELLING UP TO 100,000,000 SHARES OF OUR COMMON STOCK ON A
SELF-UNDERWRITTEN, BEST EFFORTS BASIS. AS A RESULT, PURCHASERS OF OUR COMMON STOCK WILL NOT HAVE THE BENEFIT OF AN UNDERWRITER'S DUE DILIGENCE, WHOSE TASK IS, AMONG OTHERS, TO CONFIRM THE ACCURACY OF THE DISCLOSURES MADE IN THIS PROSPECTUS.

     We are selling up to 100,000,000 shares of our common stock on a self-underwritten, best efforts basis. There is no minimum amount that we must receive with respect to these shares and we may receive a small amount of proceeds, if any. Due to the fact that we are not engaging underwriters, there will be no due diligence performed with respect to shares of common stock sold pursuant to this offering. An underwriter's due diligence involves confirming the accuracy of disclosures made in the prospectus and helping the issuer arrive at a fair price for the securities being sold. Persons who invest in this offering should be aware of a conflict of interest on our part as a result of the fact that there is no independent underwriter which will perform due diligence with respect to us, confirm the accuracy of our disclosures made in this prospectus or help us arrive at a fair price for our common stock.

WE ARE LESS LIKELY TO SELL THE SHARES WE ARE OFFERING ON A SELF-UNDERWRITTEN, BEST EFFORTS BASIS THAN IF WE WERE SELLING THE SHARES THROUGH AN UNDERWRITER.

     By selling our common stock on an self-underwritten, "best efforts" basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us in connection with this offering. We will undertake our own best efforts to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities that we intend to sell. Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering. If we do not raise a sufficient amount of funds through this offering, we may not be able to proceed with our current plan of operations and proposed renovations of our Lake Tropicana timeshare resort. This may cause significant losses and our stockholders may lose all or a substantial portion of their investment.

OUR COMMON SHAREHOLDERS MAY EXPERIENCE SUBSTANTIAL DILUTION.

     The sale of a substantial number of shares of our common stock in the public market, or the prospect of such sales, could materially and adversely affect the market price of our common stock. We are authorized to issue up to 1,900,000,000 shares of common stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders.

                       FORWARD LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

     -   discuss our expectations about our future performance;

     - contain projections of our future operating results or of our future financial condition; or

     -   state other "forward-looking" information.

     We believe it is important to communicate our expectations to our
stockholders.   There may be events in the future, however, that we are not able to predict accurately or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or part of your investment.

                             USE OF PROCEEDS

     We will not receive any proceeds from the sale of the 620,020,909 shares of our common stock by the selling stockholders.

     Up to 100,000,000 shares of our common stock are being sold by us, on a self-underwritten, "best efforts" basis. There is no minimum amount that we must receive with respect to these shares, and we may receive either no proceeds or a small amount of proceeds.

     Proceeds we receive pursuant to the issuance of the shares will be used for the renovation of our Lake Tropicana timeshare resort, expansion of our timeshare business, possible acquisitions and for working capital and general corporate purposes.

     The planned renovation program for the Lake Tropicana project is intended to appeal to family-oriented visitors to Las Vegas. We contemplate that the renovations, which include, among others, transformation and repair of the existing units, additions to the exterior, and the addition of a health club and spa facility, will be completed in three phases. Phase one of the renovations, which was delayed due to lack of financing in 1997, will commence when we obtain a construction loan. We are currently in escrow for a $13.4 million construction loan; however, such loan has not yet been funded.

     If we do not raise a sufficient amount of funds through this offering, we may not be able to proceed with the Lake Tropicana renovation. We will retain the board discretion in the allocation of net proceeds of this offering.

            PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock has been traded on the NASD O-T-C Market Bulletin
Board since July 18, 1996. Prior to that date, our common stock was not actively traded in the public market. Our common stock is listed on the NASD O-T-C Market Bulletin Board under the symbol "MPTT". The following table sets forth, for the periods indicated, the high and low closing bid prices for our common stock as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Period                                        Low           High
                                              Bid           Bid
2002

 Third Quarter (through July 31, 2002)       $0.005        $0.008
 Second Quarter                              $0.006        $0.031
 First Quarter                               $0.035        $0.070

2001

 Fourth Quarter                              $0.003        $0.006
 Third Quarter                               $0.005        $0.019
 Second Quarter                              $0.007        $0.020
 First Quarter                               $0.012        $0.038

    On July 31, 2002, the closing high and low bid prices of our common stock on the Bulletin Board were $0.006 and $0.005 per share, respectively, and there were approximately 175 holders of record of our common stock.

    The market price of our common stock has been, and is likely to continue to be, highly volatile as the stock market in general, and the market for technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility.

 Factors that could cause such volatility may include, among other things:

  - actual or anticipated fluctuations in our quarterly operating results;

  - changes in financial estimates by securities analysts;

  - conditions or trends in the timeshare and related entertainment industry;

  - changes in the market valuations of other timeshare and related entertainment companies; and

  - general market conditions.

    We currently anticipate that all of our earnings will be retained for use in the operation of our business, and we have no present intention to pay any cash dividends on the common stock in the foreseeable future. We issued a one-for-one stock dividend to our shareholders of record as of January 21, 2002. The dividend was paid out on January 25, 2002. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into accounting various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                               CAPITALIZATION

    The following table sets forth our actual capitalization as of March 31, 2002, and as adjusted to reflect the sale of up to 100,000,000 shares of common stock offered by us hereby. This information should be read in conjunction with our Consolidated Financial Statements and the related Notes appearing elsewhere in this prospectus.

    The "As Adjusted" column assumes the issuance and sale of 100,000,000 shares of our common stock at a price of $0.01 per share. It does not give effect to the option to purchase up to $1,000,000 of our common stock held by the selling stockholders.

                                                      Actual            As Adjusted
Stockholders' Equity:
     Common stock, $0.01 par value;	 	        $  4,493,672        $   5,493,672
      1,900,000,000 authorized;   449,367,164
      shares issued and outstanding actual,
      549,367,164 shares issued and outstanding
      as adjusted

     Additional paid-in capital                     50,261,471           50,261,471

Accumulated deficit                                (54,315,900)         (54,315,900)
                                                  --------------      --------------
Total Shareholders' Equity (Deficiency)           $    439,243        $   1,439,243

Total Capitalization                           	  $    439,243        $   1,439,243

             SELECTED CONSOLIDATED FINANCIAL DATA

    Set forth below are summary consolidated statements of operations data for the year ended December 31, 2001 and the three months ended March 31, 2002, respectively, and summary balance sheet data as of March 31, 2002. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.

Statement of Operations Data:
                               Year Ended      Quarter Ended
			          December 31, 2001  March 31, 2002
                              -------------    --------------
Revenue                       $     15,000     $           0

Expenses

  General, administrative
  and consulting              $  2,715,450         1,577,651

  Interest                         695,976           140,593
                              -------------     -------------
  Total expenses              $  3,411,426      $  1,718,244
                              -------------     -------------
Net loss                      $ (3,396,426)     $ (1,718,244)
                              =============     =============

Net loss per share            $      (0.01)     $      (0.01)
                              =============     =============
Weighted average number
 of shares outstanding        1,605,057,173      435,578,160
                              =============     =============


Balance Sheet Data:
                                           March 31, 2002
                                         ------------------
  Total Assets                             $   11,329,611
  Total Liabilities                           (10,890,368)
                                           ---------------
  Total Shareholders' Equity               $      439,243
                                           ===============

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read together with the Consolidated Financial Statements and Notes thereto included elsewhere herein.

General

    We are engaged in the timeshare industry. Through our wholly-owned subsidiaries, Consolidated Resort Enterprises, Inc. ("CRE") and Continental Resort Services, Inc. ("CRS"), we develop, market, and manage timeshare resort properties. Our principal asset is an investment in a multi-million dollar resort property called "Lake Tropicana," located in Las Vegas, Nevada, adjacent to the MGM Grand Hotel/Casino and Theme Park.

    The planned renovation program for the Lake Tropicana project is intended
to appeal to family-oriented visitors to Las Vegas.   Phase one entails the
transformation of 40 existing units into deluxe two-bedroom suites with fireplaces, marble baths and kitchens, upgraded plumbing, air conditioning, and deluxe furniture, fixtures, and appliances The exteriors will have new roofs, the railing will be replaced with stucco walls, and new patio doors and windows will be installed. This renovation will require approximately three months to complete. In addition, plans are to construct a decorative block and stucco wall around the property, extensive landscaping in the front, and a new sign at the entrance. A guardhouse is also planned for the entrance to the project. All of the exteriors of the buildings will be repainted, the landscaping will be upgraded throughout the project, and the waterfall and lagoon will be repaired. In addition to the planned renovation of the 40 existing units, 50 units will be painted, refurnished, and refurbished, to be used for mini-vacations for vacation ownership prospects. At the same time, revised permits will be applied for, in California and Nevada, to sell vacation ownership intervals, and we will commence sales upon approval. Phases two and three entail tearing down all of the structures on the property with the exception of the 40 remodeled units, and constructing a high-rise in two phases that will contain 310 units. The design for these units allows for seventy-two one-bedroom units and two hundred-thirty-eight two-bedroom units to maximize flexibility. Each two-bedroom unit (1,350 sq. ft.) includes three bathrooms, a kitchen, and a kitchenette. This unit is designed so that it can be locked off, creating a deluxe one-bedroom with a full kitchen and deluxe bath, and a standard one-bedroom with a kitchenette, one bath, living room, and master bedroom. This plan allows for the sale of all units as two-bedrooms, or all units as two one-bedroom suites. Based on statistics of types of units purchased by vacation ownership buyers, the most likely mix of units will be 238 two-bedroom units and 72 one-bedroom deluxe units.

    Phase two includes an attractive lobby area, and a 16,000 square foot sales office on the top floor of the high-rise building. The sales office will remain on the property after initial sales are completed. In addition, we plan to construct a new pool with a waterfall, and a tennis court.

    On a designated parcel contained within the project, a free-standing 56,000 square foot health club and spa facility will be constructed that will offer a full weight room (personal training available), cardiovascular machines, cardio theatre, spinning, aerobics, a pro shop, a childcare center, a video arcade, and a restaurant. Also included in this 30,000 square foot facility are deluxe locker rooms, a sauna, steam room, whirlpools, and a cold plunge. The spa facility will be equal to those found in major metropolitan areas today and it will include herbal wraps, skin care, hair care, massage therapy, body hair waxing, hair styling, manicures, and pedicures. The facility will also include a natural healing center, which will be supervised by a natural healing medical doctor. Treatments will include a blood analysis, weight and body fat analysis, and medical history examinations. The healing center will provide a recommended program of appropriate dietary supplementation and a healthy eating plan to treat symptoms with all-natural products. There will also be an on-site licensed nutritionist to design custom individual programs. The use of this facility is included in each vacation ownership annual assessment. Personalized services, food, beverages, pro shop purchases, spa purchase, and natural healing products will all be available at a special discount for vacation owners.

    At the present time, we have not completed phase one of the renovations (phase one was delayed due to lack of financing in 1997), and have not commenced any of the other construction projects referenced above. There can be no assurance that we will be able to secure the financing for these projects, or that the projects will be completed successfully.

Results of Operations

Three Months Ended March 31, 2002 Compared to Three Months
Ended March 31, 2001

    At March 31, 2002, we were in the development stage, with no significant operating revenues to date. For the three months ended March 31, 2002 and the three months ended March 31, 2001, we had no sales of timeshare resort interests. Revenue from rentals of the Lake Tropicana Apartments are considered incidental to the business of development and sale of timeshare intervals and the numbers are netted against related expenses in the accompanying statements of operations. Other revenues are unrelated to the business activity currently in development. No revenues or expenses were recorded for Lake Tropicana rental activities in 2002. In the first quarter of 2001, revenues in the amount of $15,000 were earned from Lake Tropicana rental activities.

   We incurred interest expense of $140,593 in the first quarter of 2002 as compared to $155,750 in the first quarter of 2001. The increase is primarily due to the reduction of long-term debt and the reduction of late and extension fees. Interest costs incurred for the development of Lake Tropicana timeshares were capitalized to property held from timeshare development during periods of active development based on qualifying assets. The project ceased to be under active development for accounting purposes in April 1995. As Lake Tropicana went into receivership in 1997, interest payments related to the mortgages on the property ceased. The 2002 and 2001 interest expense consisted primarily of interest related to notes payable.

   Our general, administrative and consulting expenses in the three months ended March 31, 2002 equalled $1,577,651, an increase from $811,741 for the comparable period in 2001. The majority of the general and administrative expenses in the first quarter of 2001 were comprised of consulting, legal and accounting fees, consultants' fees related to the financing of our Lake Tropicana resort. The increase in these expenses in 2002 over 2001 arise from new investor relations, consulting, financing fees and marketing expenditures.

   We incurred no depreciation and amortization expense for the three months ended March 31, 2002 and March 31, 2001, as all capitalized and depreciable office furniture and equipment has been fully depreciated.

   We incurred no research and development expenses for the three months ended March 31, 2002 and March 31, 2001.

   During the three months ended March 31, 2002, we had a positive net cash flow of $111,179. This net positive cash flow was comprised of negative cash flows of $371,125 from investing activities and negative cash flows of $63,816 from operating activities, offset by positive cash flows of $546,120 from financing activities. A substantial portion of financing activities consisted of the sale of common stock. A substantial portion of the investing activities consist of the investment in the Lake Tropicana project. A substantial portion of the operating activities reflects stock issued for the investment in Lake Tropicana project and for debt and services.

   As a result of the foregoing factors, our net loss increased to $1,718,244 for the three months ended March 31, 2002, from a net loss of $952,491 for the three months ended March 31, 2001. Our net loss per share for the two periods remained consistent at $0.01 per share.

Year Ended December 31, 2001 Compared to Year Ended
December 31, 2000

   At December 31, 2001, MPTV was in the development stage, with no significant operating revenues to date. Revenues from the sale of timeshare units are expected in late 2002. Revenue from rentals of the Lake Tropicana Apartments are considered incidental to the business of development and sale of timeshare intervals and these are netted against related expenses in the accompanying statements of operations for the periods presented therein. Other revenues are unrelated to the business activities currently in development.

   The Company's general, administrative and consulting expenses in the year ended December 31, 2001 equaled $2,715,450, an increase from $1,810,963 for 2000. This increase was primarily due to a substantial increase in outside consulting expenses, in addition to a significant increase in financing fees (incurred as a result of the Company's attempts to locate and obtain financing for the development of its Lake Tropicana Resort), commissions and marketing expenditures, and operating overhead.

   MPTV also incurred interest expense of $695,976 in 2001 as compared to $876,285 in 2000. The decrease was primarily due to the retirement of substantial debt throughout 2000. Interest costs incurred for the development of Lake Tropicana timeshares were capitalized to property held from timeshare development during periods of active development based on qualifying assets. The project ceased to be under active development for accounting purposes in April 1995. In 1998, as Lake Tropicana went into receivership, interest payments related to the mortgages on the property ceased. 2001 and 2000 interest related primarily to notes payable.

   Depreciation and amortization expense was $12,000 in the year ended December 31, 2000 and $0 for the year ended December 31, 2001.

   MPTV incurred no research and development expenses for the years ended December 31, 2001 and 2000.

   During the year ended December 31, 2001, the Company had a negative net cash flow of $84,115. This negative net cash flow was comprised of positive cash flow of $2,274,499 from financing activities, offset by negative cash flows of $1,331,471 from investing activities and $1,027,143 from operating activities. A substantial portion of the operating and investing activities in 2001 consisted of the issuance of stock as an investment in the Lake Tropicana property.

Liquidity and Capital Resources

   Our consolidated financial statements at March 31, 2002 and for the period then ended have been presented on the basis that we are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our continuation as a going concern is dependent upon our raising additional financing and achieving and sustaining profitable operations. Because of the uncertainties regarding our ability to achieve these goals, no assurance can be given that we will be able to continue in existence. Based on our interest in Lake Tropicana and the potential to raise additional debt and/or equity financing (see below), management believes that there will be sufficient capital available to complete existing contracts and projects. The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or the amounts of liabilities that might be necessary should we be unable to continue as a going concern.

   To date, we have funded our operations primarily through private placements of equity securities and secondarily through our interest in Lake Tropicana. At March 31, 2002, we had a working capital deficit of $5,029,563, including cash of $229,592, compared to a working capital deficit of $4,136,461, including $162,805 in cash, at March 31, 2001.

   During the year ended December 31, 2001, we had a negative net cash flow of $84,115. This negative net cash flow was comprised of positive cash flow of $2,274,499 from financing activities, offset by negative cash flows of $1,331,471 from investing activities and $1,027,143 from operating activities. A substantial portion of the operating and investing activities in 2001 consisted of the issuance of stock as an investment in the Lake Tropicana property.

                                  BUSINESS

General

    We are engaged in the timeshare industry through our wholly-owned subsidiary, Consolidated Resort Enterprise, Inc. ("CRE").

History

   We develop, market and manage timeshare resort properties. Our principal asset is a majority interest in Lake Tropicana, a multi-million dollar resort property located in Las Vegas, Nevada adjacent to the MGM Grand Hotel/Casino and Theme Park.

   Our predecessor, Consolidated Resort Enterprises, Inc. ("CRE") was organized in October 1992, to provide a vehicle through which to acquire the property known as Lake Tropicana from Glen Ivy Resorts, Inc., a national timeshare development company that was then in a Chapter 7 bankruptcy proceeding. We acquired the Lake Tropicana project in 1993 through a joint venture with an unaffiliated third party in which CRE held the majority joint venture interest. In June 1993 the acquisition was complete, and Lake Tropicana was acquired subject to its then existing financing.

   In December 1993, in order to obtain greater access to capital and expand our timeshare development business to a national scale, CRE completed a reverse merger with MPTV, a publicly traded company formed in October 1986. In the reverse merger, the owners of CRE exchanged their shares of CRE for 75% of MPTV's outstanding common stock and became the principal shareholders of MPTV. As a result, CRE became a wholly-owned subsidiary of MPTV.

   MPTV was incorporated in the state of Nevada in October 1986 under the name "United Shoppers of America," to provide a network with a balanced program of family-oriented entertainment plus a variety of products that could be ordered through a toll-free telephone number. The home shopping network was subsequently discontinued by its then managers, but it retained certain assets related to the development and production of television infomercials. The parties conducted negotiations during the fall of 1993.

   From December 1993 until November 1994, MPTV restructured its operations by divesting those aspects that were incompatible with a timeshare development business. To assist in the restructuring, CRE filed a Chapter 11 reorganization petition. The reorganization proceeding was commenced in order to position CRE to restructure the underlying financing for the Lake Tropicana property which it had acquired subject to financing, and to pursue certain claims against two of the junior mortgage holders on the property. The proceeding was discharged when all claims were satisfied. During that time we also negotiated a settlement of certain litigation with our former principal stockholder and negotiated to acquire a part interest in a Palm Springs California timeshare conversion project and a timeshare development project in Hawaii. See Item 3 - "Legal Proceedings".

   In February 1994, we purchased the minority joint venture interest, and then owned 100% of Lake Tropicana.

   In November 1997, the first trust deed holder of the Lake Tropicana property forced the property into receivership as a result of late payments by us. This was reflected in the 1998 financial statements as a write-off of the property, as we ceased rental operations and development of timeshare units for sale in early 1998. The property, its improvements, and all related debt were written off in 1998.

    In June 1999, we, along with All Star Resorts, Inc., a Nevada corporation, formed Lake Trop LLC, a limited liability company, for the purpose of acquiring and renovating the Lake Tropicana property. At the time of formation, MPTV owned 49% of Lake Trop, LLC. During the year ended December 31, 2000, MPTV, in accordance with the investment agreement of Lake Trop, LLC, provided additional consideration of $5,430,000, primarily through issuance of stock, and obtained the remaining 51% of Lake Trop, LLC, subject to certain future obligations, including issuance of stock and cash payments.

Timeshare Operations; Lake Tropicana Resort/Nevada

    The Lake Tropicana timeshare resort is located in Las Vegas, Nevada. It currently consists of 152 apartment units located in 19 separate buildings, and upon completion of renovation will feature swimming pools, a tennis court, a spa and recreational center, waterfalls and lush landscaping throughout the project. The 152 units are comprised of 80 two-bedroom units averaging 880 square feet, 48 one-bedroom units averaging 660 square feet and 24 studio units, with dividers, averaging 420 square feet. Lake Trop LLC currently maintains insurance on Lake Tropicana that management considers adequate for comparable properties in similar stages of development.

    The units are presently rented as apartments on a monthly or weekly basis, averaging a 90% occupancy of the available units. We intend to continue the rental of apartments on an "as is" basis until all units have been renovated and dedicated to the interval ownership concept or replaced by the planned high rise complex.

    The Lake Tropicana project is located on Harmon Avenue in Las Vegas, Nevada, which we believe is currently the fastest growing tourist destination in the United States. It is located near the billion-dollar MGM Grand Hotel/Casino and the new Hard Rock Hotel, as well as other major hotels. Despite the large number of hotels in Las Vegas, which continues to increase as developers announce new major projects, there is a regular deficiency in the number of available rooms for visitors. In addition, the increasing popularity of Las Vegas as a family vacation destination creates a need for more spacious accommodations with self-contained cooking and dining facilities. The high exchange demand for a Las Vegas based timeshare creates a valuable resource out of vacation ownership at the Lake Tropicana Resort.

    The Lake Tropicana project is intended to appeal to family-oriented visitors to Las Vegas. The planned renovation program includes major common area improvements such as landscaping, parking and a decorative security wall, as well as construction of a reception area and activity center and installation of a new roof and porches, the rebuilding of the main pool and construction of two additional pools and a tennis court. We also anticipate undertaking a complete renovation of the timeshare units, including kitchens, bathroom fixtures, air conditioning, wall and floor coverings and complete furniture and fixture packages.

    In April 1994, we commenced phase one of the project, which involved renovation of the first 16 timeshare units and the construction of a sales facility. Due to liquidity and other financial concerns, phase one of the renovation was delayed. After completing phase one of the renovation, we plan to commence phases two and three.

    A timeshare owners association has been incorporated and management expects that it will provide the services required by its owners, including the payment of master association assessments. We act as the managing agent for this association, and will receive a management fee for our services. Timeshare owners will be required to pay annual assessments on their units, thus providing funding for services and any required maintenance or repairs.

Timeshare Resort Management

    Through Continental Resort Services, Inc., a wholly-owned subsidiary ("CRS"), we intend to provide management and travel services at our timeshare resorts. Such services will include housekeeping, maintenance, reservations and accounting services, as well as various activities for timeshare resort owners. For these services, we will receive a management fee equal to approximately ten percent of the gross annual assessment at each resort.

Marketing and Sale of Timeshare Units

    The marketing of timeshare units typically involves a variety of techniques designed to maximize the number of prospective purchasers who visit the subject property. Salespersons contact prospective purchasers through telephone sales, forms of direct marketing and referrals from current interval unit owners. These persons are then offered tours of the timeshare properties, usually in conjunction with discounted tour packages, where they view the property and are shown targeted, sophisticated video presentations featuring celebrity endorsements. The resort's sales staff then conducts informal interviews of the prospective purchasers. Industry sources estimate that approximately 12% to 14% of the persons attending these tours purchase timeshare interests.

    We currently intend to market timeshare interests in the Lake Tropicana project through similar on-site presentations ("tours"). Each tour will last approximately 90 minutes, and will combine viewing of the project with a structured sales presentation. Management anticipates that prospective buyers of the interval units will come from the large number of visitors on packaged tours of Las Vegas. Prospective buyers will also be solicited through booth locations in the Strip area of Las Vegas. We will either enter into an arrangement with a timeshare sales contractor or employ sales staff to provide sales services in Las Vegas with respect to the timeshare interests. We also intend to enter into other arrangements with brokers, or will employ sales staff, in California and Illinois to provide sales services for the Lake Tropicana units, subject to receipt of appropriate permits from the respective state agencies. To date, however, no specific brokers have been selected. Management currently anticipates that it will utilize similar marketing and sales methods at its other timeshare resorts; however, no arrangements have yet been made.

    We also intend to offer services to those timeshare owners who wish to resell their interests. In the resort timeshare industry, resales typically occur on an owner-to-owner basis and involve self-financing, and as a result the market for timeshare interests is relatively illiquid. We intend to broker financing for resales of timeshare interests at our resort properties, and believe that the availability of such financing and the increased potential for resale will allow each resort to maintain an active ownership base that will continue to pay annual assessments.

Infomercial and Video Marketing

    Our infomercial and video marketing capabilities are designed to provide a synergy to our timeshare resort operations. Management believes that these video capabilities will enable us to reach a larger number of prospective timeshare purchasers on a more economical basis.

    We intend to merchandise specific vacation timeshare opportunities to designated television markets through celebrity-hosted infomercials. These half-hour infomercials will feature on-site locations at our timeshare resort properties as well as vacation packages offered by third parties.

    We anticipate that these infomercials will feature travel packages, which will be acquired by barter and discounted purchases. The packages will include room nights at the subject resorts, tickets from advertised airlines and automobile rentals. In addition, items such as show tickets, gaming privileges and other activities will constitute "value added" items in each package. Interested viewers will be encouraged to call a 24-hour, toll-free number for further information during and after each program, and will then be presented with the marketing programs and promotions utilized by us in our traditional marketing campaigns.

    At the present time, we have not entered into any arrangements for the production of infomercials, and there can be no assurance that any infomercials will be produced.

Timeshare Resort Videos

    In addition to infomercials, we also intend to produce, through an unaffiliated third party, videos for marketing presentations at our timeshare resorts and at off-site sales offices. New owners of timeshare interests will also receive a video featuring the resort in which they have purchased an interest. To date, no such videos have been produced.

Competition

    We will compete with other timeshare and interval unit projects in Las Vegas, as well as with hotel and resort accommodations. Many of such competitors are more established and have greater name recognition and financial, marketing and other resources than we do. We intend to compete on the basis of the quality of our timeshare resorts and our infomercial marketing strategy, in addition to reputation, price, location, design, service and amenities.

Governmental Regulation

    We are subject to regulation with respect to both the proposed renovation of the Lake Tropicana project and the sale of interval ownership units in Lake Tropicana. We have applied for all permits required for the renovation of the Lake Tropicana project.

    Permits are also required in most states prior to commencing sales of timeshare units. We currently intend to market timeshare units for Lake Tropicana in Nevada and California. The requirements of the State of Nevada have been met, pending the posting of bonds for the property owners association assessments and planned renovation. The requirements of the State of California have been substantially met, pending the posting of bonds and issuance of the Nevada permit.

    The Lake Tropicana project is also subject to certain federal and state environmental laws and regulations, including those affecting the required removal and mitigation of asbestos in the buildings. All construction plans and estimates provide for full compliance with these regulations.

Employees

    At December 31, 2001, we had 4 full-time employees. All of these employees are engaged in our administrative support activities with respect to the Lake Tropicana project. We consider relations with our employees to be good. None of our employees is covered by a collective bargaining agreement.

LEGAL PROCEEDINGS.

    On March 14, 1994, Albert C. Gannaway, Jr., our founder and former officer, director and principal stockholder, and Gannaway Productions, Ltd. (collectively, "Gannaway") filed a Complaint in the Superior Court of Orange County, California against us and Messrs. Rasmussen (our former Chairman and Chief Executive Officer) and Vellema. The Complaint sought to enforce the terms of a settlement agreement allegedly entered into by us and Gannaway in 1993 to resolve certain asserted or potential claims by Gannaway that (i) he was entitled to additional shares of our Common Stock to be received pursuant to an option or, in the alternative, a lower option price; (ii) we were indebted to Gannaway for prior loans, cost advances or wages in excess of the amounts shown on our books and records; and (iii) certain duplicating or other equipment being used by us belonged to Gannaway, and demanded damages for an alleged breach of video distribution agreements, an accounting under said agreements and rescission of the distribution agreements.

    The parties entered into a settlement agreement effective March 1, 1996 (the Settlement Agreement"). Pursuant to the terms of the Settlement Agreement, Gannaway is to receive the sum of $600,000 to be paid over the term of four years beginning with initial payments totalling $140,000, which were to be paid in 1996. From August 1, 1996 to August 1, 1999, Gannaway was to receive (i) monthly payments equal to $65.00 per timeshare interval sold in the preceding month and (ii) semi-annual payments in an amount calculated by amortizing the remaining balance of $460,000 over the term at 12% interest per annum. None of these payments have yet been made. The entire balance was due and payable on or before August 1, 1999. The Settlement Agreement also provides that MPTV transfer its video production assets in Florida and interests in a Caribbean timeshare resort, Club Carib, to Gannaway, and the litigation will be conditionally dismissed with prejudice (provided that the court retains jurisdiction to enter final judgment upon default). Mutual general releases shall be exchanged by all parties with respect to all claims and counterclaims.

    On January 8, 1996, the Circuit Court of the Ninth Judicial District in Orange County, Florida, entered a final judgment in the amount of $282,433.36 against us in the matter known as Neely v. MPTV, Inc., Successor to United Shoppers of America, Inc. (Case No. CI93-7554). The case was filed in December 1993 by a former consultant to our predecessor, and contained claims for breach of contract and recovery of unpaid wages. We appealed the judgment, and the appeal was denied.

                                 MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH
SECTION 16(a) OF THE EXCHANGE ACT.

    All members of our board of directors hold office until the next annual meeting of the shareholders following their election or until their successors have been elected and qualified. Executive officers are appointed by and serve at the pleasure of the Board of Directors. The following sets forth biographical information concerning our directors and executive officers.

Directors and Executive Officers

    The following table provides certain information regarding our directors and executive officers at March 31, 2002:

Name                                           	Position

Hurley C. Reed                   	Chairman, Director, and Chief Executive
                                  			 and Financial Officer

Richard Greenberg                	Director

    Hurley C. Reed has served as our President and Chief Operating Officer since November 1994, and as a Director since December 1993. From December 1993 through October 1994, he served as Executive Vice President. On April 10, 2000, he was named Chairman of the Board of Directors and Chief Executive Officer, succeeding Mr. James C. Vellema. Since August 1993, Mr. Reed has also served as the Executive Vice-President of CRE, where he has been responsible for financial controls and development functions. From 1987 to 1993, Mr. Reed served in various executive management positions at Glen Ivy Financial Group, Inc. Mr. Reed initiated and developed the Glen Ivy Management Company which controlled 22 resorts and 30 associations with an annual budget of $25 million serving 50,000 timeshare owners. Mr. Reed's last position at Glen Ivy was Executive Vice-President and Chief Operating Officer. For the period 1984 to 1986 Mr. Reed was Eastern Regional Director for North American Companies and was responsible for five major resorts in the Eastern United States. From
1966 to 1984, Mr. Reed served as a senior executive with Owens Illinois, where he was involved in the development of a headquarters building and a large scale high-value woodlands portfolio. In 1976 Mr. Reed was promoted to Chief Executive Officer at Owens. Mr. Reed received his BA degree from the University of Illinois.

    Richard Greenberg was elected to the Board of Directors in November 2000. Formerly a police officer, Mr. Greenberg has been the President and Owner of Trendsetters Advertising Agency in Riverside County, California, for the past sixteen years.

    There are no family relationships among the officers or directors. There are no understandings or agreements between the directors and officers, other than in their capacity as such, pursuant to which such persons were named as an officer or director. All directors will serve until the next annual meeting of the stockholders or until their respective successors have been elected and shall qualify.

Board Committees

    We do not currently have any committees of our Board of Directors.

Directors' Compensation

    Directors of MPTV receive no compensation for acting as such.

Compensation Committee Interlocks and Insider Participation

    We did not have a Compensation Committee or any other committee of the Board of Directors performing similar functions during the years ended December 31, 1999, 2000 and 2001.

Compliance with Section 16 of the Securities Exchange Act

    Section 16 of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of 10% or more of our common stock to file reports of ownership (Form 3) and changes in ownership (Forms 4 and 5) with the Securities and Exchange Commission ("SEC") and to furnish MPTV with copies of all such reports filed with the SEC. We do not have any information which indicates that any director, executive officer or 10% shareholder of MPTV during the year ended December 31, 2001, did not timely report transactions as required under the Securities Exchange Act of 1934.

Executive Compensation

    The following table sets forth information concerning compensation for our fiscal years ended December 31, 2001, 2000 and 1999, awarded to, earned by or paid to the individuals serving as our Chief Executive Officer during such year and to certain other executive officers of the Company (collectively, the "Named Executive Officers").


Name and Principal Positions           Year                     Salary

Hurley C. Reed,                        2001                    $306,000(2)
President, Chairman of the             2000                    $306,000(2)
Board, and Chief Executive             1999                    $200,000(3)
Officer(1)

James C. Vellema,                      2000                    $ 25,000(4)
Chairman of the Board and Chief        1999                    $325,000(5)
Executive and Financial Officer(4)


 (1)Mr. Reed became Chairman of the Board and Chief Executive and
      Financial Officer in April 2000.
 (2)Includes approximately $150,000 of accrued salary pursuant to Mr. Reed's employment agreement. His current employment agreement is under negotiation.
 (3)Includes approximately $32,000 of accrued salary pursuant to Mr. Reed's employment agreement.
 (4)Mr. Vellema became Chairman and Chief Executive Officer of MPTV in November 1994. He resigned due to illness in February 2000.
 (5)Excludes approximately $26,000 paid to Mr. Vellema's spouse under a consulting agreement.

Option Grants in Last Fiscal Year

    No options were granted to any of the Named Executive Officers in the year ended December 31, 2001.

Option Exercises and Year-End Option Values

    No options were exercised by any of the Named Executive Officers during the year ended December 31, 2001. None of the Named Executive Officers had any options to purchase MPTV common stock at December 31, 2001.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    CRS acts as the managing agent for the timeshare owners association incorporated at the Company's Lake Tropicana timeshare resort. CRS will receive a management fee for such services equal to approximately ten percent of the gross annual assessment at the resort; however, no such fee was paid during the year ended December 31, 2001. Management also anticipates providing similar services to, and receiving similar fees from, other resorts.

                          PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of July 31, 2002, the ownership of our common stock by each of our directors and executive officers, all of our executive officers and directors as a group, and all persons known by us to beneficially own more than 10% of our common stock.

    The amount of shares owned by each shareholder in the following table was calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed. The total number of outstanding shares of common stock as of July 31, 2002 is 509,367,164.


Name and Address of           Number of Shares       Percent of
Beneficial Owner              Beneficially Owned       Class
----------------------        ------------------     ----------
Hurley C. Reed                         0                 0

Richard Greenberg                      0                 0

                                SELLING STOCKHOLDERS

    We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

-     in the over-the-counter market;
-	in private transactions other than in the over-the-counter market;
-	in connection with short sales of our securities;
-     by pledge to secure debts and other obligations; or
-	in a combination of any of the above transactions.

    The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. The selling stockholders may use broker-dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:

- block trades in which the broker or dealer so engaged will attempt to sell the selling stockholder' shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
-	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or
-	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

    If a broker or dealer is engaged by a selling stockholder, such broker or dealer may either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares from whom they acted as agents. Affiliates of one or more of the selling stockholders may act as principals or agents in connection with the offer or sale of shares by selling stockholders.

   Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that Rule.

   Selling stockholders have been advised that during the time each is engaged in distribution of the securities covered by this prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

- shall not engage in any stabilization activity in connection with our securities;
-	shall furnish each broker through which securities covered by this prospectus may be offered the number of copies of this prospectus which are required by each broker; and
-	shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.

   The following list assumes all shares which will be registered based on the filing of this prospectus are sold by the selling stockholders.

		          Shares Owned	   Shares Issuable                    Shares Owned
Selling		     Prior to	    Upon Exercise        Shares         Following
Stockholders	     Offering	     of Options        Registered       Offering
------------          -------------    ---------------   -------------   --------------
Altitude Group, LLC     17,113,789         8,403,361       25,517,150      25,517,150

Rosebury
Investments, Ltd.        1,357,486        24,159,664       25,517,150      25,517,150

Markham Holdings,
  Ltd.                  26,260,504        26,260,504       26,260,504      26,260,504

Yorkland Investments
 Limited                         0        25,210,084       25,210,084      25,210,084

Lampton Holding
 and Trading                     0        25,210,084       25,210,084      25,210,084

Samuel Kreizman                  0        25,210,084       25,210,084      25,210,084

Fred A. Kreizman                 0        25,210,084       25,210,084      25,210,084

Mario Zachariou                  0        25,210,084       25,210,084      25,210,084

Sylvia Voskou                    0        25,210,084       25,210,084      25,210,084

Eleftheria Agapiou               0        25,210,084       25,210,084      25,210,084

Jodi Kirsch                      0        24,159,664       24,159,664      24,159,664

Virginia Casadonte               0        24,159,664       24,159,664      24,159,664

DC Capital LLC                   0        25,210,084       25,210,084      25,210,084

Alan Carter                      0        25,210,084       25,210,084      25,210,084

George Zachariou                 0        25,210,084       25,210,084      25,210,084

Kyriakos Voskou                  0        17,857,143       17,857,143      17,857,143

Samantha Garrett                 0         4,201,681        4,201,681       4,201,681

Linda C. Frazier                 0         2,100,840        2,100,840       2,100,840

                         DESCRIPTION OF CAPITAL STOCK

Application of California GCL

    Although we are incorporated in Nevada, our headquarters is in the State of California. Section 2115 of the California GCL ("Section 2115") provides that certain provisions of the California GCL shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets certain tests regarding the business done in California and the number of its California stockholders.

    An entity such as us can be subject to Section 2115 if the average of the property factor, payroll factor and sales factor deemed to be in California during its latest full income year is more than 50 percent and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Section 2115 does not apply to corporations with outstanding securities listed on the New York or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ, if such corporation has at least 800 beneficial holders of its equity securities. Since the average of our property factor, payroll factor and sales factor deemed to be in California during our latest fiscal year was almost 100%, and over 60% of our outstanding voting securities are held of record by persons having addresses in California, and our securities do not currently qualify as a national market security on NASDAQ, we are subject to Section 2115.

    During the period that we are subject to Section 2115, the provisions of the California GCL regarding the following matters are made applicable to the exclusion of the law of the State of Nevada:
     -     general provisions and definitions;
     -     annual election of directors;
     -     removal of directors without cause;
     -     removal of directors by court proceedings;
     - filling of director vacancies where less than a majority in office were elected by the stockholders;
     -     directors' standard of care;
     -     liability of directors for unlawful distributions;
     -     indemnification of directors, officers and others;
     -     limitations on corporate distributions of cash or property;
     -     liability of a stockholder who receives an unlawful distribution;
     -     requirements for annual stockholders'meetings;
     -     stockholders' right to cumulate votes at any election of directors;
     -     supermajority vote requirements;
     -     limitations on sales of assets;
     -     limitations on mergers;
     -     reorganizations;
     -     dissenters' rights in connection with reorganizations;
     -     required records and reports;
     - actions by the California Attorney General; and rights of inspection.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is United Stock Transfer, 3615 South Huron Street, Suite 114 Englewood, Colorado 80110, telephone number (303) 783-3725.

                            PLAN OF DISTRIBUTION

   We are offering 100,000,000 shares of our common stock pursuant to this prospectus, which as of the date of this prospectus have not been issued.
Such shares are being offered by us, using our officers, directors, and broker-dealers on a self-underwritten, best-efforts basis. The remaining 620,020,909 shares may be sold pursuant to this prospectus by the selling stockholders listed above. Our offering will commence on the date of this prospectus and will continue until the earlier of May 31, 2004, all the shares offered are sold, or we otherwise terminate the offering.

Procedures for Subscribing

   If you decide to subscribe for any shares in this offering, you must:

     -     execute and deliver a subscription agreement; and
     - deliver a check or certified funds in U.S. dollars to us for acceptance or rejection.

   All checks for subscriptions must be made payable to "MPTV, Inc."

   We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deduction. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                               REGULATION M

   Our officers and directors will not be purchasing any of the shares of common stock offered by us in this offering. We and our distribution participants will comply with the provisions of Regulation M. Other than the foregoing, no consideration has been given to the compliance with Regulation M of the Exchange Act. Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering, while easing regulatory burdens on offering participants.

                               LEGAL MATTERS

    The validity of the issuance of the common stock offered hereby will be passed upon for us by Silicon Valley Law Group, San Jose, California.

                                  EXPERTS

    The financial statements included in the registration statement on Form SB-2 have been audited by Sarna and Company, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Softlink, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

    The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

    We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

    Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

    You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

                            MPTV, INC. AND SUBSIDIARIES

                    COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31, 2001 AND 2000

                                      with

                       INDEPENDENT AUDITORS' REPORT THEREON



            INDEX TO COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
            ------------------------------------------------------


Independent Auditors' Report                                        2

Comparative Consolidated Balance Sheet                              3

Comparative Consolidated Statement of Operations                    4

Comparative Consolidated Statement of Cash Flows                    5

Comparative Consolidated Statement of
     Shareholders' Deficit                                          6

Notes to Consolidated Financial Statements                         7-14

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------
To the Board of Directors
MPTV, Inc.

We have audited the accompanying consolidated balance sheet of MPTV, Inc. ("MPTV"), and subsidiaries as of December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of MPTV's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MPTV, Inc. and subsidiaries as of December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for each of the years ended December 31, 2001 and December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Prior financial statements of MPTV, Inc. and subsidiaries included explanatory paragraphs that raised substantial doubt about the company's ability to continue as a going concern. In addition, these financial statements contained paragraphs explaining the improper issuance of stock and MPTV's failure to maintain NASDAQ SmallCap listing requirements. As discussed in the notes to consolidated financial statements, MPTV has incurred cumulative net losses of $52,597,656 since its inception. In addition and as discussed in the notes to the consolidated financial statements, shares of freely tradable common stock have been improperly issued without registration under Federal and state securities laws. In addition to administrative remedies, which may be pursued by governmental agencies, the recipients of these shares of common stock may seek recovery of the purchase price of the stock plus interest through a rescission offer, the amount of which cannot be presently determined. Accordingly, no provision for any rescission offer that may occur has been reflected in the accompanying consolidated financial statements. MPTV has also failed to meet certain listing maintenance requirements established by NASDAQ Stock Market, Inc. ("NASDAQ"), and has had it's stock delisted from the NASDAQ SmallCap market exchange. Furthermore, MPTV is in default on certain of its debt obligations and requires significant additional amounts of capital for its timeshare development and marketing activities to resume. MPTV also requires continual capital infusions to pay for operating expenses, interest, and note payable obligations. These factors raise substantial doubt about MPTV's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.


By: /S/ Sarna & Company
Westlake Village, California
March 25, 2002

                            MPTV, INC. AND SUBSIDIARIES
                       COMPARATIVE CONSOLIDATED BALANCE SHEET
                            DECEMBER 31, 2001 AND 2000

                                      ASSETS


                                                     2001            2000
                                                    ------          ------
Cash                                            $   118,413     $   202,568
Property and Equipment                                8,383           8,383
Employee Advances                                    14,503           5,404
Deposits                                             65,764          62,500
Investment in Lake Trop, LLC                     10,640,244       9,308,773
                                                -----------     -----------
     Total Assets                               $10,847,307     $ 9,587,628
                                                ===========     ===========


                       LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities
  Notes payable                                 $ 5,630,710     $ 5,726,910
  Accrued interest                                3,351,460       2,788,857
  Other accrued liabilities                         982,000         982,000
  Accounts payable and accrued expenses             535,936         505,733
                                                -----------     -----------
     Total Liabilities                          $10,500,106     $10,003,500
                                                -----------     -----------
Commitments and Contingencies (see notes)

Shareholders' deficit:
  Common stock,
   2001 and 2000 respectively,
   $.01 par value, 1,900,000,000 shares
    authorized,
   1,899,305,816 and 1,361,984,710 shares
    issued                                      $18,993,058     $13,619,848
  Additional paid-in capital                     33,951,799      35,165,510
  Accumulated deficit                           (52,597,656)    (49,201,230)
                                                -----------     -----------
     Total Shareholders' Deficit                $   347,201     $  (415,872)
                                                -----------     -----------
     Total Liabilities and shareholders'
      deficit                                   $10,847,307     $ 9,587,628
                                                ===========     ===========


                 See Notes to Consolidated Financial Statements

                           MPTV, INC. AND SUBSIDIARIES
                 COMPARATIVE CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



                                                   2001              2000
                                                 --------          --------
Revenue                                        $    15,000       $          0
                                               ------------      ------------

Expenses
  General, administrative, and consulting      $  2,715,450      $  1,810,963
  Interest                                          695,976           876,285
                                               ------------      ------------
    Total Expenses                             $  3,411,426      $  2,687,248
                                               ------------      ------------
Net loss                                       $ (3,396,426)     $ (2,687,248)
                                               ============      ============

Net loss per share                             $      (0.01)     $      (0.01)
                                               ============      ============

Weighted average number of shares
  outstanding                                  1,605,057,173     1,216,731,886
                                               =============     =============




                  See Notes to Consolidated Financial Statements

                           MPTV, INC. AND SUBSIDIARIES
                 COMPARATIVE CONSOLIDATED STATEMENT OF CASH FLOWS
                  FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                    2001             2000
                                                  --------         --------
Cash Flows From Operating Activities:
 Net loss                                     $  (3,396,426)   $  (2,687,248)
 Adjustments to reconcile net loss to net
  cash provided by operating activities:
    Issuance of common stock for services           926,600          358,000
    Issuance of common stock for debt                76,200        3,048,000
    Issuance of common stock for investment         786,000        5,430,000
    Depreciaton and amortization                          0           12,000
    Changes in assets and liabilities               580,483          328,198
                                              -------------    -------------
Net Cash Used in Operating Activities         $  (1,027,143)   $   6,488,950
                                              -------------    -------------

Cash Flows from Investing Activities:
  Investment in Lake Trop, LLC                $  (1,331,471)   $  (5,297,071)
                                              -------------    -------------
Net Cash Used in Investing Activities         $  (1,331,471)   $  (5,297,071)
                                              -------------    -------------

Cash Flows From Financing Activities:
  Proceeds from issuance of notes payable     $           0    $     464,086
  Proceeds from sale of common stock              2,370,699          566,904
  Proceeds from warrant conversions                       0          135,000
  Principal repayments on notes payable             (96,200)      (2,164,973)
                                              -------------    -------------
Net Cash Provided by Financing Activities     $   2,274,499     $   (998,983)
                                              -------------    -------------

Net Increase/(Decrease) in Cash               $     (84,115)   $     192,896
Cash, beginning of period                           202,568            9,672
                                              -------------    -------------
Cash, end of period                           $     118,413    $     202,568
                                              =============    =============

Supplementary Information:
 Cash Paid for Interest                       $     114,000    $     451,113
                                              =============    =============

                See Notes to Consolidated Financial Statements

                                    MPTV, INC. AND SUBSIDIARIES
                    COMPARATIVE CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                           FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                       Number                       Additional                       Total
                                         of            Common        Paid-In       Accumulated    Stockholders'
                                       Shares          Stock         Capital         Deficit         Equity
                                   -------------    -----------    -----------    -------------   ------------
Balances January 1, 2000             932,801,558    $ 9,328,016    $27,982,438    $ (46,513,982)  $ (9,203,528)

Common stock sold                     52,500,000        525,000         41,904                0        566,904

Issuance of notes receivable          60,000,000        600,000      1,337,000                0      1,937,000

Payment of notes payable             117,180,156      1,171,802      1,876,198                0      3,048,000

Payment of operating expenses 	  15,502,996        155,030        202,970                0        358,000

Conversion of warrants                14,000,000        140,000         (5,000)               0        135,000

Investment in Lake Trop, LLC         170,000,000      1,700,000      3,730,000                0      5,430,000

Net Loss for the year ended
 December 31, 2001                             0              0              0       (2,687,248)    (2,687,248)
                                   -------------    -----------    -----------    -------------   ------------
Balances, December 31, 2000        1,361,984,710    $13,619,848    $35,165,510    $ (49,201,230)  $   (415,872)

Payment of operating expenses         64,594,016        645,940        280,660                0        926,600

Payment of notes payable              23,000,000        230,000       (153,800)               0         76,200

Common stock sold                    384,727,090      3,847,270     (1,476,571)               0      2,370,699

Investment in Lake Trop, LLC          65,000,000        650,000        136,000                0        786,000

Net Loss for the year ended
 December 31, 2001                             0              0              0       (3,396,426)    (3,396,426)
                                   -------------    -----------    -----------    -------------   ------------
Balances, December 31, 2001        1,899,305,816    $18,993,058    $33,951,799    $ (52,597,656)  $    347,201
                                   =============    ===========    ===========    =============   ============

                                 See Notes to Consolidated Financial Statements

                          MPTV, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of MPTV, Inc., Continentsl Resort Services, Inc. and Consolidated Resort Enterprises, Inc. (collectively referred to as "MPTV" or as "The Company"). All material intercompany balances have been eliminated. Certain limited reclassification and format changes have been made to prior year's amounts to conform to the current year presentation.

The consolidated financial statements are presented in accordance with generally accepted accounting principals which require management to make estimates regarding asset valuations and their realization, the outcome of litigation and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgement and available information. As such, actual results could differ materially from those estimates.

The consolidated financial statements of MPTV have been prepared assuming that MPTV will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. MPTV has incurred cumulative net losses of $52,597,656 sinception in October 1992. MPTV is in default on certain of its secured and unsecured notes payable. In the event that MPTV can not refinance or renegotiate the notes, it may be subject to foreclosure proceedings on its property currently being held for timeshare development.
The company requires capital for its contemplated timeshare development and marketing activities to take place. MPTV also requires capital for operating expenses and interest and note obligations. In addition MPTV has at certain times, issued shares of its common stock without proper registration under Federal and state securities laws. The company's ability to raise additional capital through the future issuances of common stock is unknown. The successful refinancing of the company's debt and the obtainment of additional financing, the successful development of the company's contemplated properties, the successful completion of its marketing program and its transition, ultimately, to the attainment of profitable operations are necessary for the company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the company's ability to continue as a going concern.

The consolidated financial statements of MPTV do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

                       MPTV, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED



Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

PRO FORMA COMPENSATION EXPENSE

MPTV accounts for costs of stock-based compensation in accordance with APB No. 25 Accounting for Stock Issued to Employees rather than the fair value based method in SFAS No. 123 Accounting for Stock Based Compensation.

Improper Issuances of Common Stock:

Shares of freely tradable common stock have been issued without proper registration under Federal and state securities laws. In addition to administrative remedies which may be pursued by governmental agencies, the recipients of these shares of common stock may seek recovery of the purchase price of the stock plus interest through a rescission offer, the amount of which cannot be presently determined. Accordingly, no provision for any rescission offer that may occur has been reflected in the accompanying consolidated financial statements. Management of MPTV intends to eventually file the necessary registration statements to register these shares. There can be no assurances that the filings of these registration statements will provide an adequate remedy.

Property and Equipment:

Property and equipment are being depreciated on a straight-line basis over five to seven years. Expenditures for maintenance and repairs are charged to operations, as incurred, while betterments are capitalized.

Revenue Recognition:

The Company plans to recognize revenues from sales of timeshare units upon the execution of a contract and receipt of a down payment of at least 10%, and when proceeds are assured and all conditions precedent to closing have been performed by the parties. Costs applicable to the sale of Timeshare Property will be allocated to individual intervals on the basis of their relative sales value.

Incidental rental revenues will be recognized as earned.

                       MPTV, INC AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED



Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Income Taxes:

The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" Under Statement 109, a liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between bases used for financial reporting and income tax reporting purposes. Income taxes are provided based on tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not, that the Company will not realize the tax assets through future operations.

Fair Value of Financial Instruments:

Financial Accounting Standards Statement No. 107, "Disclosures About Fair
Value of Financial Instruments," requires the Company to disclose, when reasonably attainable, the fair values of its assets and liabilities which are deemed to be financial instruments. The Company's financial instruments consist primarily of its secured and unsecured notes payable and certain investments. Management has determined that it is not practicable to estimate fair value of its secured and unsecured notes payable because of the complexity of the debt arrangements and the lack of an active market with which to obtain reasonable comparables for the terms and interest rates of such debt.

Per Share Information:

The Company computes per share information by dividing the net loss for the period presented by the weighted average shares outstanding during such period. The effect of common stock equivalents would be antidilutive for all periods and is not included in the net loss per share calculations.

Recently Issued Accounting Pronouncements:

Recently issued accounting pronouncements will have no significant impact on the Company and its reporting methods.

                      MPTV, INC AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED



Note 2 - PROPERTY HELD FOR TIMESHARE DEVELOPMENT

In November, 1997, the First Trust Deed Holder of the Lake Tropicana property, the company's primary asset, forced the property into receivership as a result of late payments by MPTV. This foreclosure is reflected in the financial statements as of a write-off of the property. The company has ceased rental operations and development of timeshare units for sale. The property, its improvements, and all related debt were written off in 1998 and are reflected as such in these financial statements.

In June, 1999, the Company entered into an agreement with All Star Resorts, Inc. (a Nevada Corporation) in a joint venture to form Lake Trop, LLC, a Nevada Limited Liability Company. The purpose of Lake Trop, LLC is to release the Lake Tropicana property from receivership, reduce debt, and renovate and develop the Lake Tropicana property in Las Vegas. MPTV, Inc. and its subsidiaries issued 220,000,000 shares of stock with an aggregate value of $2,000,000 as its initial investment in Lake Trop.

During the years ended December 31, 2001 and 2000, MPTV Inc. and its subsidiaries issued an additional 650,000 and 1,700,000 shares of stock with aggregate values of $786,000 and $5,430,000 as additional investment in Lake Trop, LLC in order to increase its ownership percentages. No construction work was performed on the Lake Tropicana property during the years 2001, 2000 or 1999.


Note 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2001 and 2000:

                                                  2001           2000
                                                 ------         ------
 Property and equipment                        $ 113,635      $ 113,635
 Less accumulated depreciation                  (105,252)      (105,252)
                                               ---------      ---------
  Net Property and equipment                   $   8,383      $   8,383
                                               =========      =========

Note 4 - NOTES PAYABLE - STOCKHOLDERS

Notes payable to stockholders and others at December 31, 2000 and 1999 consists of numerous unsecured loans that accrue annual interest at rates that vary between 8% and 12% per annum. Various notes mature monthly, and are in a continual state of extension and renegotiation.

Note 5 - ACCRUED INTEREST

Accrued interest consists of interest owing on notes payable as of December 31, 2001 and 2000.

                      MPTV, INC AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 6 - RELATED PARTY TRANSACTIONS

A summary of related party transactions at December 31, 2001 and 2000 is as follows:

                                                     2001           2000
                                                    ------         ------
  Due From:

  Advances receivable officer/shareholder,
  or employees, unsecured, accruing no interest,
  due upon demand                                $   14,503     $    5,404

  Advances related entities, accruing no
  interest, due upon demand                               0      1,048,000
                                                 ----------     ----------
   Subtotal                                      $   14,503     $1,053,404
   Less amounts written off or reclassified
    to stockholders' equity                               0     (1,053,404)
                                                 ----------     ----------
  Total due from related parties                 $   14,503     $    5,404
                                                 ==========     ==========


Note 7 - STOCKHOLDERS' EQUITY

Common Stock

In August, 1999, the Company's board of directors elected to reduce the par value of the Company's common stock to $0.01, and to increase authorized shares to 950,000,000. This was done to more accurately reflect the Company's equity position after several years of issuing stock below par, and to provide for the future raising of capital through issuance of common stock.

On March 30, 2000, the Company's board of directors increased the number of authorized shares to 1,900,000,000, in order to provide for the future raising of capital through issuance of stock.

From time to time, the Board of Directors have authorized certain shares of its common stock to be issued for services rendered by the Company's consultants. During the years ended December 31, 2001 and 2000, the Company issued 64,594,016 shares of stock, at a value of $926,600, and issued 15,502,996 shares of stock, at a value of $358,000 respectively, for services rendered by the Company's consultants. During the year ended December 31, 2000, the Company issued 14,000,000 shares, at a value of $135,000, to shareholders exercising warrants during the period; no warrants were issued during the period ended December 31, 2001.

Stock Options and Warrants

The Company has no employee stock options in which the exercise prices are below market and, accordingly, there would be no compensatory effects which, on a proforma basis, would have a material effect on the accompanying financial statements.

                      MPTV, INC AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED



Note 8 - PROVISION FOR INCOME TAXES

The provision for income taxes represents the minimum state income tax expense of the Company, which is not considered significant.

A reconciliation of estimated federal income taxes to the provision for income taxes is as follows:

                                                 2001            2000
                                               --------        --------
Federal Benefit                             $ 15,779,297    $ 15,364,924

State benefit, net                                     0               0

Less change in valuation account
 for realization of benefit                  (15,779,297)    (15,364,924)
                                            ------------    ------------
   Total provision for
    income taxes                            $          0    $          0
                                            ============    ============

Because of the "change in ownership" provisions of the Tax Reform Act of 1986, the utilization of the Company's net operating loss carry forwards prior to the merger on December 20, 1993 are subject to annual limitation of approximately $2,000,000. In addition, the Company experienced a substantial change in ownership due to issuances of its common stock.
As a result, the Company will experience an additional limitation of its annual utilization of net operating losses. Net operating loss carry forwards for Federal and state tax reporting purposes are approximately $53,000,000.

Note 9 - COMMITMENTS AND CONTINGENCIES

Operating Leases:

The company has sublet administrative office space on a year-to-year basis beginning January 24, 2001, and expiring January 14, 2004. Monthly rent under this lease is $3,264. This lease requires no other payments.

Minimum annual rent obligations under this lease are as follows:

                      Year                Amount
                     ------              --------
                      2002              $  39,168
                      2003              $  39,168
                      2004              $   1,474

                      MPTV, INC AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 9 - COMMITMENTS AND CONTINGENCIES - CONTINUED

Litigation:

In 2001, and in prior years, the company has been the defendant in certain lawsuits. In 1995, the founder and former officer, director and principal (the "Plaintiff")of MPTV filed a Complaint against the Company to enforce a settlement. In exchange MPTV issued 328,800 shares of its common stock, subject to certain registration rights. The Company had not registered such shares. In February 1996, the Company settled, with the Plaintiff agreeing to pay $600,000 in damages. The Company recorded a provision for loss totaling $256,000 relating to this settlement in the 1995 consolidated statement of operations. The Company has reflected the entire $600,000 settlement obligation in other accrued liabilities on the consolidated balance sheet at December 31, 2001 and 2000. This obligation has not been paid.

In March 1996, the Company received an unfavorable judgment in litigation with a former consultant related to a compensation dispute. The judgment provides for the Company to pay the former consultant approximately $282,000. The Company filed a motion for a rehearing and received an Order from the Court denying said motion. Management has recorded a provision for loss totaling $112,000 relating to this settlement in the 1995 consolidated statement of operations. The Company has reflected the entire $282,000 settlement obligation in other accrued liabilities and accrued expenses on the consolidated balance sheet at December 31, 2001 and 2000.

Additional pending lawsuit amounts totaling approximately $100,000 are included in accrued liabilities at December 31, 2001 and 2000.

Management feels that other pending lawsuits are without merit and therefore no reserves for their possible outcomes have been established.

Consulting Agreements:

The company has entered into a variety of consulting agreements which have terms for up to a year, certain of which are renewable. The agreements provide for the delivery of assorted services relating to the reacquisition and financing of the Lake Tropicana timeshare project as well as other management issues. Certain of the agreements require the monthly payment of consulting fees in the form of cash or stock.

Refinancing:

The Company negotiated a new mortgage with Metwest Mortgage Services, Inc. for the Lake Tropicana project. The new first trust deed was in the amount of $6,500,000 and closed on June 25, 2001.

Note 10 - SUBSEQUENT EVENTS

Subsequent to December 31, 2001, the Company's Board of Directors authorized a ten-for-one reverse stock split for the shareholders of record dated January 21, 2002. In addition to the reverse stock split, these shareholders received a stock dividend of one restricted share for each new share outstanding. MPTV also changed its trading symbol to MPTT.

                          MPTV, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                            MARCH 31, 2002 AND 2001


                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


    Accountants' Review Report                                   2

    Consolidated Financial Statements:

      Consolidated Balance Sheet                                 3

      Consolidated Statement of Operations                       4

      Consolidated Statement of
        Stockholders' Equity/Deficit                             5

      Consolidated Statement of Cash Flows                       6

    Notes to Consolidated Financial Statements                 7-14



To the Board of Directors
MPTV, Inc.

We have reviewed the accompanying consolidated balance sheet of MPTV, Inc. ("MPTV"), and subsidiaries as of March 31, 2002 and 2001 and the related statements of operations, stockholders' equity/deficit and cash flows for each of the three months then ended, in accordance with standards established by the American Institute of Certified Public Accountants. All information included in these consolidated statements is the representation of the management of MPTV, Inc. and its subsidiaries.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MPTV, Inc. and subsidiaries as of March 31, 2002 and March 31, 2001, and the results of their operations and their cash flows for each of the three months ended
March 31, 2002 and March 31, 2001 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Prior financial statements of MPTV, Inc. and subsidiaries included explanatory paragraphs that raised substantial doubt about the Company's ability to continue as a going concern. In addition, these financial statements contained paragraphs explaining the improper issuance of stock and MPTV's failure to maintain NASDAQ SmallCap listing requirements. As discussed in the notes to consolidated financial statements, MPTV has incurred cumulative net losses of $54,315,900 since its inception. In addition and as discussed in the notes to the consolidated financial statements, shares of freely tradable common stock have been improperly issued without registration under Federal and state securities laws. In addition to administrative remedies, which may be pursued by governmental agencies, the recipients of these shares of common stock may seek recovery of the purchase price of the stock plus interest through a rescission offer, the amount of which cannot be presently determined. Accordingly, no provision for any rescission offer that may occur has been reflected in the accompanying consolidated financial statements. MPTV has also failed to meet certain listing maintenance requirements established by the NASDAQ Stock Market,Inc. ("NASDAQ"), and has had its stock delisted from the NASDAQ SmallCap market. Furthermore, MPTV is in default on certain of its debt obligations and requires significant additional amounts of capital for its timeshare development and marketing activities to resume. MPTV also requires continual capital infusions to pay for operating expenses, interest, and note payable obligations. These factors raise substantial doubt about MPTV's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Sarna & Company
Westlake Village, California
May 14, 2002

                          MPTV, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 2002 AND 2001
                                  (unaudited)

                      ASSETS
                                                  2002             2001
                                              -----------     -----------
Cash                                          $   229,592     $   142,805
Notes Receivable                                        0         116,000
Property and equipment                              8,383           8,383
Employee Advances                                  14,503           5,903
Investment in Lake Trop, LLC                   11,011,369       9,519,561
Deposits                                           65,764          65,764
                                              -----------     -----------
                                              $11,329,611     $ 9,858,416
                                              ===========     ===========

         LIABILITIES AND SHAREHOLDERS' DEFICIT

Notes payable                                 $ 5,616,710     $ 5,712,910
Accounts payable and accrued expenses             799,605         493,873
Accrued interest                                3,492,053       2,925,296
Other accrued liabilities                         982,000         982,000
                                              -----------     -----------
  Total Liabilities                           $10,890,368     $10,114,079
                                              -----------     -----------
Commitments and Contingencies (see notes)

Common stock - 2002 and 2001 respectively,
 $.01 par value,
 1,900,000,000 shares authorized,
 449,367,164 and 1,442,984,710 shares
   issued                                     $ 4,493,672     $14,429,848
Additional paid-in capital                     50,261,471      35,468,210
Accumulated deficit                           (54,315,900)    (50,153,721)
                                              -----------     -----------
  Total Shareholders' equity                  $   439,243    $  (255,663)
                                              -----------     -----------
Total Liabilities and Shareholders' Deficit   $11,329,611     $ 9,858,416
                                              ===========     ===========


    The accompanying notes are an integral part of these Financial Statements

                           MPTV, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE PERIODS ENDED MARCH 31, 2002 AND 2001
                                  (unaudited)

                                                  2002              2001
                                                --------          --------
Revenue
  Net Rents                                  $          0      $      15,000
                                             -------------     -------------

Expenses
  Excess of expenses over revenues
     from incidental operations              $          0      $           0
  General, administrative and
     consulting                                 1,577,651            811,741
  Interest                                        140,593            155,750
                                             -------------     -------------
     Total                                   $  1,718,244      $     967,491
                                             -------------     -------------
Net loss                                     $ (1,718,244)     $    (952,491)
                                             =============     =============

Net loss per share                           $      (0.01)     $       (0.01)
                                             =============     =============

Weighted average number of                    435,578,160      1,413,818,043
 shares outstanding                          =============     =============






    The accompanying notes are an integral part of these financial statements

                                MPTV, INC. AND  SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY/DEFICIT
                       FOR THE PERIODS ENDED MARCH 31, 2002 AND 2001
                                       (unaudited)

                         Number                   Additional                       Total
                           of           Common     Paid-In       Accumulated    Stockholders'
                         Shares         Stock      Capital         Deficit     Equity/Deficit
                      -------------   ----------  -----------   -------------  --------------
Balances,
 January 1, 2001      1,361,984,710  $13,619,848   $35,165,510  $(49,201,230)   $   (415,872)

Net loss for
 the period ended
 March 31, 2001                   0            0             0      (952,491)       (952,491)

Payment of
 Notes Payable            1,000,000       10,000             0             0          10,000

Payment of
 Operating Expenses      15,000,000      150,000       166,700             0         316,700

Investment in
 Lake Trop, LLC          65,000,000      650,000       136,000             0         786,000
                      -------------  -----------   -----------  -------------   -------------
Balances,
 March 31, 2001       1,442,984,710  $14,492,848   $35,468,210  $(50,153,721)   $   (255,663)
                      =============  ===========   ===========  =============   =============

Balances,
 January 1, 2002      1,899,305,816  $18,993,058   $33,951,799  $(52,597,656)   $    347,201

Net loss for
 the period ended
 March 31, 2002                   0            0             0    (1,718,244)     (1,718,244)

One-for-Ten Reverse
 Stock Split         (1,766,158,650) (17,661,586)   17,661,586             0               0

Stock Dividend          196,239,850    1,962,398    (1,962,398)            0               0

Common Stock Sold        25,476,008      254,761       305,359             0         560,120

Payment of
 Notes Payable              350,000        3,500         3,500             0           7,000

Payment of
 Operating Expenses      86,494,207      864,942       150,724             0       1,015,666

Investment in
 Lake Trop                7,659,933       76,599       150,901             0         227,500
                      -------------  -----------   -----------  -------------   -------------
Balances,
 March 31, 2002         449,367,164  $ 4,493,672   $50,261,471  $(54,315,900)   $    439,243
                      =============  ===========   ===========  =============   =============

       The accompanying notes are an integral part of these financial statements

                        MPTV, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
               FOR THE PERIODS ENDED MARCH 31, 2002 AND 2001
                               (unaudited)

                                                 2002              2001
                                              ----------        ----------
Cash Flows From Operating Activities:
Net loss                                    $ (1,718,244)     $   (952,491)
Adjustments to reconcile net loss to net
    cash provided/used by operating
    activities:
  Issuance of common stock for services        1,015,666           316,700
  Issuance of common stock for debt                7,000            10,000
  Issuance of common stock for investment        227,500           786,000
  Changes in assets and liabilities              404,262           120,816
                                            ------------      ------------
Net Cash Provided/(Used)
  in Operating Activities                   $    (63,816)     $    281,025
                                            ------------      ------------

Cash Flows From Investing Activities:
Investment in Lake Trop, LLC                $   (371,125)     $   (210,788)
Deposits                                               0          (116,000)
                                            ------------      ------------
Net Cash Used in Investing Activities       $   (371,125)     $   (326,788)
                                            ------------      ------------

Cash Flows From Financing Activities:
Proceeds from issuance of notes payable     $          0      $          0
Proceeds from sale of common stock               560,120                 0
Principal repayments on notes payable            (14,000)          (14,000)
                                            ------------      ------------
Net Cash Provided by Financing Activities   $    546,120     $     (14,000)
                                            ------------      ------------

Net Increase (Decrease) in Cash             $    111,179      $    (59,763)
Cash, beginning of period                        118,413           202,568
                                            ------------      ------------
Cash, end of period                         $    229,592      $    142,805
                                            ============      ============

Supplemental Disclosure of Cash Flow
   Information:
Cash paid for:
  Interest                                  $          0      $          0
  Income Taxes                              $          0      $          0

   The accompanying notes are an integral part of these financial statements

                          MPTV, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (unaudited)

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of MPTV, Inc., Continental Resort Services, Inc. and Consolidated Resort Enterprises, Inc. (collectively referred to as "MPTV" or as "The Company"). All material intercompany balances have been eliminated. Certain limited reclassification and format changes have been made to the prior year's amounts to conform to the current year presentation.

The consolidated financial statements are presented in accordance with generally accepted accounting principles which require management to make estimates regarding asset valuations and their realization, the outcome of litigation and other matters that affect the reported amounts and disclosure of contingencies in the financial statements. Estimates, by their nature, are based on judgement and available information. As such, actual results could differ materially from those estimates.

The consolidated financial statements of MPTV have been prepared assuming that MPTV will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. MPTV has incurred cumulative net losses of $54,315,900 since its inception in October 1992. MPTV is in default on certain of its secured and unsecured notes payable. In the event that MPTV can not refinance or renegotiate the notes, it may be subject to foreclosure proceedings on its property currently being held for timeshare development.
The company requires capital for its contemplated timeshare development and marketing activities to take place. MPTV also requires capital for operating expenses and interest and note obligations. In addition MPTV has at certain times, issued shares of its common stock without proper registration under Federal and state securities laws. The Company's ability to raise additional capital through the future issuances of common stock is unknown. The successful refinancing of the Company's debt and the obtainment of additional financing, the successful development of the Company's contemplated properties, the successful completion of its marketing program and its transition, ultimately, to the attainment of profitable operations are necessary for the company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern.

The consolidated financial statements of MPTV do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

                       MPTV, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                              (unaudited)


Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Pro Forma Compensation Expense:

MPTV accounts for costs of stock-based compensation in accordance with APB
No. 25, "Accounting for Stock Issued to Employees," rather than the fair value based method in SFAS No. 123, "Accounting for Stock Based Compensation."

Improper Issuances of Common Stock:

Shares of freely tradable common stock have been issued without proper registration under Federal and state securities laws. In addition to administrative remedies which may be pursued by governmental agencies, the recipients of these shares of common stock may seek recovery of the purchase price of the stock plus interest through a rescission offer, the amount of which cannot be presently determined. Accordingly, no provision for any rescission offer that may occur has been reflected in the accompanying consolidated financial statements. Management of MPTV intends to eventually file the necessary registration statements to register these shares. There can be no assurances that the filings of these registration statements will provide an adequate remedy.

Property and Equipment:

Property and equipment are being depreciated on a straight-line basis over five to seven years. Expenditures for maintenance and repairs are charged to operations, as incurred, while betterments are capitalized.

Revenue Recognition:

The Company plans to recognize revenues from sales of timeshare units upon the execution of a contract and receipt of a down payment of at least 10%, and when proceeds are assured and all conditions precedent to closing have been performed by the parties. Costs applicable to sales will be allocated based on relative sales value.

Incidental rental revenues will be recognized as earned.

                       MPTV, INC AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                              (unaudited)


Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Income Taxes:

The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" Under Statement 109, a liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between bases used for financial reporting and income tax reporting purposes. Income taxes are provided based on tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not, that the Company will not realize the tax assets through future operations.

Fair Value of Financial Instruments:

Financial Accounting Standards Statement No. 107, "Disclosures About Fair
Value of Financial Instruments," requires the Company to disclose, when reasonably attainable, the fair values of its assets and liabilities which are deemed to be financial instruments. The Company's financial instruments consist primarily of its secured and unsecured notes payable and certain investments. Management has determined that it is not practicable to estimate fair value of its secured and unsecured notes payable because of the complexity of the debt arrangements and the lack of an active market with which to obtain reasonable comparables for the terms and interest rates of such debt.

Per Share Information:

The Company computes per share information by dividing the net loss for the period presented by the weighted average shares outstanding during such period. The effect of common stock equivalents would be antidilutive for all periods and is not included in the net loss per share calculations.

Recently Issued Accounting Pronouncements:

Recently issued accounting pronouncements will have no significant impact on the Company and its reporting methods.

                      MPTV, INC AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                             (unaudited)


Note 2 - PROPERTY HELD FOR TIMESHARE DEVELOPMENT

In November, 1997, the First Trust Deed Holder of the Lake Tropicana property, the company's primary asset, forced the property into receivership as a result of late payments by MPTV. This foreclosure is reflected in the financial statements as of a write-off of the property. The Company ceased rental operations and development of timeshare units for sale. The property, its improvements, and all related debt were written off in 1998 and are reflected as such in these financial statements.

In June, 1999, the Company entered into an agreement with All Star Resorts, Inc. (a Nevada Corporation) in a joint venture to form Lake Trop, LLC, a Nevada Limited Liability Company. The purpose of Lake Trop, LLC is to release the Lake Tropicana property from receivership, reduce debt, and renovate and develop the Lake Tropicana property in Las Vegas. MPTV, Inc. and its subsidiaries issued 220,000,000 shares of stock with an aggregate value of $2,000,000 as its initial investment in Lake Trop.

During the three months ended March 31, 2002 and 2001 respectively, MPTV, Inc. and its subsidiaries issued an additional 7,659,933 and 65,000,000 shares of stock with an aggregate value of $227,500 and $786,000 as additional investment in Lake Trop LLC in order to increase its ownership percentage. No construction work was performed on the Lake Tropicana property during the three months ended March 31, 2002 or the year ended December 31, 2001.
During the period ended March 31, 2001, the Company collected rental income from the Lake Tropicana property.

Note 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at March 31:

                                                  2002           2001
                                                 ------         ------
 Property and equipment                        $ 113,635      $ 113,635
 Less accumulated depreciation                  (105,252)      (105,252)
                                               ---------      ---------
  Net Property and equipment                   $   8,383      $   8,383
                                               =========      =========

Note 4 - NOTES PAYABLE - STOCKHOLDERS

Notes payable to stockholders' at March 31, 2002 and 2001 consists of numerous unsecured loans that accrue annual interest at rates that vary between 8% and 12% per annum. These notes mature monthly throughout 2001 and 2002, and are in a continual state of extension and renegotiation.

Note 5 - ACCRUED INTEREST

Accrued interest consists of interest owing on notes payable as of March 31, 2002 and 2001.

                      MPTV, INC AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                             (unaudited)

Note 6 - RELATED PARTY TRANSACTIONS

A summary of related party transactions at March 31 is as follows:

                                                       2002            2001
                                                      ------          ------
  Due From:

  Advances receivable officer/shareholder,
  unsecured, accruing no interest, due
  upon demand                                     $    14,503      $    5,903

  Advances related entities, accruing no
  interest, due upon demand                                 0       1,048,000
                                                   ----------      ----------
   Subtotal                                       $    14,503      $1,053,903
   Less amounts written off or reclassified
    to stockholders' equity                                 0      (1,048,000)
                                                   ----------      ----------
  Total due from related parties                  $    14,503      $    5,903
                                                   ==========      ==========

Note 7 - STOCKHOLDERS' EQUITY/DEFICIT

Common Stock

From time to time, the Board of Directors has authorized certain shares of its common stock to be issued for services rendered by the Company's consultants. During the three months ended March 31, 2002, the Company issued 86,494,207 shares of stock, at a value of $1,015,666, for services rendered by the Company's consultants. During the period ended March 31, 2001 the Company issued 15,000,000 shares of stock, at a value of $316,700, for services rendered by the Company's consultants.

In August 1999, the Company's board of directors elected to reduce the par value of the Company's common stock to $0.01, and to increase authorized shares to 950,000,000. This was done to more accurately reflect the Company's equity position after several years of issuing stock below par, and to provide for the future raising of capital through issuance of common stock.

On March 30, 2000, the Company increased the number of authorized shares to 1,900,000,000, in order to provide for the future raising of capital through issuance of stock.

In January 2002, the Company's Board of Directors authorized a one-for-ten reverse stock split for shareholders of record dated January 21, 2002. In addition to the reverse stock split, these shareholders received a stock dividend of one restricted share for each new share outstanding. The Company also changed its trading symbol to MPTT.

                      MPTV, INC AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                             (unaudited)

Note 7 - STOCKHOLDERS' EQUITY/DEFICIT - CONTINUED

Stock Options and Warrants

The Company has no employee stock options in which the exercise prices are below market and, accordingly, there would be no compensatory effects which, on a proforma basis, would have a material effect on the accompanying financial statements.

Note 8 - PROVISION FOR INCOME TAXES

The provision for income taxes represents the minimum state income tax expense of the Company, which is not considered significant.

A reconciliation of estimated federal income taxes to the provision for income taxes as of March 31, 2002 and 2001 is as follows:

                                                 2002            2001
                                               --------        --------
Federal Benefit                             $ 16,037,034    $ 15,910,885

State benefit, net                                     0               0

Less change in valuation account
 for realization of benefit                  (16,037,034)    (15,910,885)
                                            ------------    ------------
   Total provision for
    income taxes                            $          0    $          0
                                            ============    ============

Because of the "change in ownership" provisions of the Tax Reform Act of 1986, the utilization of the Company's net operating loss carry forwards prior to the merger on December 20, 1993 are subject to annual limitation of approximately $2,000,000. In addition, the Company experienced a substantial change in ownership due to issuances of its common stock.
As a result, the Company will experience an additional limitation of its annual utilization of net operating losses. Net operating loss carry forwards for Federal and state tax reporting purposes are approximately $54,000,000.

                      MPTV, INC AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                             (unaudited)

Note 9 - COMMITMENTS AND CONTINGENCIES

Operating Leases:

The Company leased new administrative office space beginning January 24, 2001 and expiring January 23, 2004. Monthly rent under this lease is $3,264. This lease requires no other payments.

Minimum annual rent obligations under this lease are as follows:

                        Year          Amount
                        ----         --------
                        2002          39,168
                        2003          39,168
                        2004           1,474

Litigation:

In 2001, and in prior years, the Company has been the defendant in certain lawsuits. In 1995, the founder and former officer, director and principal (the "Plaintiff")of MPTV filed a Complaint against the Company to enforce a settlement. In exchange MPTV issued 328,800 shares of its common stock, subject to certain registration rights. The Company had not registered such shares. In February 1996, the Company settled, with the Plaintiff agreeing to pay $600,000 in damages. The Company recorded a provision for loss totaling $256,000 relating to this settlement in the 1995 consolidated statement of operations. The Company has reflected the entire $600,000 settlement obligation in other accrued liabilities on the consolidated balance sheet at March 31, 2001 and 2000. This obligation has not been paid.

In March 1996, the Company received an unfavorable judgment in litigation with a former consultant related to a compensation dispute. The judgment provides for the Company to pay the former consultant approximately $282,000. The Company filed a motion for a rehearing and received an order from the Court denying said motion. Management has recorded a provision for loss totaling $112,000 relating to this settlement in the 1995 consolidated statement of operations. The Company has reflected the entire $282,000 settlement obligation in other accrued liabilities and accrued expenses on the consolidated balance sheet at March 31, 2002 and 2001.

Additional pending lawsuit amounts totaling approximately $100,000 are included in accrued liabilities at March 31, 2002 and 2001.

Management feels that other pending lawsuits are without merit and therefore no reserves for their possible outcomes have been established.

                       MPTV, INC AND SUBSIDIARIES
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                              (unaudited)

Note 9 - COMMITMENTS AND CONTINGENCIES - CONTINUED

Consulting Agreements:

The Company has entered into a variety of consulting agreements which have terms for up to a year, certain of which are renewable. The agreements provide for the delivery of assorted services relating to the reacquisition and financing of the Lake Tropicana timeshare project as well as other management issues. Certain of the agreements require the monthly payment of consulting fees in the form of cash or stock.

Refinancing:

The Company has negotiated a new mortgage with Metwest Mortgage
Services, Inc. for the Lake Tropicana project. The new first trust deed was in the amount of $6,500,000 and closed on June 25, 2001.

                                PROSPECTUS
                              AUGUST 1, 2002


           PART II  -  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The General Corporation Law of Nevada limits the liability of officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Nevada Law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

    Our Articles of Incorporation, with certain exceptions, eliminate any personal liability of a directors or officers to us or our stockholders for monetary damages for the breach of such person's fiduciary duty, and, therefore, an officer or director cannot be held liable for damages to us or our stockholders for gross negligence or lack of due care in carrying out his or her fiduciary duties as a director or officer except in certain specified instances. We may also adopt by-laws which provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

    We have entered into indemnification agreements with our directors and officers. These agreements provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.



Securities and Exchange Commission Registration Fee...........$       322
Accounting Fees and Expenses..................................$    10,000
Legal Fees and Expenses.......................................$    20,000
Miscellaneous.................................................$     1,000
Total.........................................................$    31,322


ITEM 26   RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by us during the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC under which exemption from registration was claimed.

ITEM 27  EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit No.       Exhibit Name
----------        ------------

3.1               Articles of Incorporation of the
                    Registrant (1)

3.1(a)            Certificate of Amendment of Articles of
                    Incorporation (2)

3.2               Revised By-Laws

3.3               By-Laws of Registrant (1)

4.1               Sample Stock Certificate of the Registrant (1)

5.1               Opinion of Silicon Valley Law Group *

23.1              Consent of Independent Certified Public
                    Accountants

23.2              Consent of Silicon Valley Law Group (to be
                    included in Exhibit 5.1) *

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-18(File No. 33-10983-LA).

(2) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.

*     To be filed by amendment.

ITEM 28  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

     [Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 orSection 15(d) of the Securities and Exchange of 1934 that are incorporated byreference in the registration statement].

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets allof the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California, on August 1, 2002.

MPTV, INC.

By: /s/ Hurley C. Reed
----------------------------
Hurley C. Reed
Chief Executive Officer

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                         DATE

/s/ Hurley C. Reed            Chief Executive Officer          August 1, 2002
Hurley C. Reed			and Director
                             (principal executive officer)

/s/ Richard Greenberg         Director                         August 1, 2002
Richard Greenberg

EXHIBIT 23.1

     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated March 25, 2002. Our report contains an explanatory paragraph regarding MPTV's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ SARNA AND COMPANY

Westlake Village, California
August 1, 2002